EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-104186 of Vectren Utility Holdings, Inc. on Form S-3 of our report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the changes in the method of accounting for goodwill described in Note 2G and financial derivative instruments and hedging activities described in Note 12, and the restatement described in Note 3) dated February 26, 2003 (June 2, 2003 as to Notes 3 and 17), appearing in the Amendment No. 1 to the Annual Report on Form 10-K/A of Vectren Utility Holdings, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Indianapolis, Indiana

June 25, 2003